Exhibit 5.1
Ledgewood, P.C.
1900 Market Street, Suite 750
Philadelphia, PA 19103

May 13, 2013

Resource America, Inc.
Navy Yard Corporate Center
One Crescent Drive, Suite 203
Philadelphia PA 19112

Ladies and Gentlemen:

We have acted as counsel to Resource America, Inc., a Delaware corporation (“RAI”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 300,000 shares of common stock (the “Common Shares”) issuable in connection with the Resource America, Inc. Investment Savings Plan (the “Plan”). In connection therewith, you have requested our opinion as to certain matters referred to below.

In our capacity as such counsel, we have familiarized ourselves with the actions taken by RAI in connection with the registration of the Common Shares. We have examined the originals or certified copies of such records, agreements, certificates of public officials and others, and such other documents, including the Registration Statement, as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing and subject to the assumptions and qualifications set forth herein, we are of the opinion that when such Common Shares have been issued and delivered in accordance with the Registration Statement and the Plan, such Common Shares will be duly authorized and validly issued and such Common Shares will be fully paid and non-assessable.

This opinion is limited in all respects to federal laws, the Delaware General Corporation Law and the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware and the United States.

We consent to the inclusion of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Ledgewood

LEDGEWOOD
a professional corporation